Exhibit 99


UNIVERSAL CORPORATION                               NEWS
P.O. Box 25099                                      Phone:      (804)359-9311
Richmond, VA 23260                                  Fax:        (804)254-3584


Contact:                                            Release:

     KAREN M.L. WHELAN                                    August 6, 1997
     Phone:       (804)359-9311                           9:00 A.m. EDT
     Fax:         (804)254-3594



       UNIVERSAL AND SOCOTAB TO FORM PARTNERSHIP IN ORIENTAL LEAF TOBACCO

RICHMOND, VA and NEW YORK, August 6, 1997 / PRNEWSWIRE

Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, Richmond, Virginia and Harold S. Wertheimer, President of Socotab Leaf Tobacco Company, Inc., New York, New York today announced the signing of a letter of intent to combine both companies' oriental leaf tobacco businesses into a partnership. The resulting company, Socotab Leaf Tobacco Company, L.L.C, will be the leading oriental leaf tobacco merchant in the world with global revenues in excess of $300 million.

Oriental tobacco is an integral component of American blend cigarettes. The new company will have enhanced capabilities to serve the growing world demand for oriental leaf.

The new company's Board of Directors will have representation from each of the two partners. Mr. Harold S. Wertheimer will be Chairman and Chief Executive
Officer of the new company, which will have its operational and financial headquarters in Geneva, Switzerland. The company will have operations in Turkey, Bulgaria, Macedonia and Greece, the major sources of oriental style tobacco. The transaction is subject to final approvals of the respective Boards of Directors and should be completed within 90 days.

Universal Corporation is a diversified company with operations in leaf tobacco, lumber, and agri-products. Socotab Leaf Tobacco Company, Inc., founded in 1923, is one of the world's leading oriental leaf tobacco merchants.

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